                                                                           EX-12

                      SYRATECH CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF RATIO OF EARNINGS
                      BEFORE FIXED CHARGES TO FIXED CHARGES
                          (in thousands, except ratios)

                                                             Year Ended December 31,
                                                         -------------------------------
                                                           2000         1999      1998
                                                         --------    --------   --------
Excess (deficiency) of earnings
      available to cover fixed charges (1)
Earnings:
      Income (loss) before income taxes                  $ (2,294)   $  9,440   $(10,762)
Add: Fixed charges                                         26,102      25,960     25,232
                                                         --------    --------   --------

      Earnings, as adjusted                                23,808      35,400     14,470
                                                         --------    --------   --------
Fixed charges:
      Interest on indebtness                               22,813      23,220     22,290
      Amortization of debt issuance costs                   1,410       1,423      1,419
      Portion of rents representative of the
        interest factor                                     1,879       1,317      1,523
                                                         --------    --------   --------
      Fixed charges                                        26,102      25,960     25,232
                                                         --------    --------   --------
      Excess (deficiency) of earnings to fixed Charges   $ (2,294)   $  9,440   $(10,762)
                                                         ========    ========   ========
      Ratio of earnings to fixed charges                       --        1.36         --

(1) For purposes of these computations, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness and amortization of debt issuance costs, plus that portion of operating lease rental expense representative of the interest factor. The ratio of earnings to fixed charges is not shown for the years ended December 31, 2000 and 1998 due to a deficiency of earnings to fixed charges.